EXHIBIT 10.1.3

Excess of Loss Reinsurance Agreement

By and Between

EMC Reinsurance Company

And

Employers Mutual Casualty Company

This Excess of Loss Reinsurance Agreement (the "Excess of Loss Agreement" or the “XOL Agreement”) is hereby made by and between EMC Reinsurance Company ("EMC Re") and Employers Mutual Casualty Company ("EMCC").

WHEREAS, EMCC and EMC Re have been operating under the terms of a Quota Share Reinsurance Retrocessional Agreement between the parties, as amended from time to time, since January 1, 1981 (the “Agreement”) and a Restated Quota Share Reinsurance Retrocessional Agreement between the parties, as amended from time to time, since January 1, 2006 (the "Restated Agreement"); and

WHEREAS, the parties now desire to restate the terms and coverage of the Restated Agreement and to restructure the reinsurance relationship between the parties, and the written agreements related thereto, in a manner that conforms more closely with industry practices; and

WHEREAS, the respective Inter-Company Committees of the boards of directors of EMCC and of EMC Insurance Group Inc. (collectively, the "Inter-Company Committees") have each approved the restructured reinsurance relationship between the parties and the reinsurance agreements between the parties necessary to accomplish the desire of the parties;

NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto hereby agree as follows:

I.    AGREEMENT

1.
EMC Re shall retain $3,000,000 of all Net Loss incurred for each Occurrence, as such terms are defined in the Excess of Loss Agreement, arising out of certain reinsurance contracts covered by the Excess of Loss Agreement that is incurred on or after January 1, 2011 through December 31, 2011;

2.
EMC Re shall retain $4,000,000 of all Net Loss incurred for each Occurrence, as such terms are defined in the Excess of Loss Agreement, arising out of certain reinsurance contracts covered by the Excess of Loss Agreement that is incurred on or after January 1, 2012 through December 31, 2012;

3.
EMC Re shall retain $4,000,000 of all Net Loss incurred for each Occurrence, as such terms are defined in the Excess of Loss Agreement, arising out of certain reinsurance contracts covered by the Excess of Loss Agreement that is incurred on or after January 1, 2013 through December 31, 2013 and, in addition, shall retain a portion of all such Net Loss incurred for each Occurrence, as so defined, in excess of $4,000,000 according to the following schedule:

a.	20% of such Net Loss above $4,000,000 but less than or equal to $10,000,000; and

b.	10% of such Net Loss above $10,000,000 but less than or equal to $50,000,000;

4.
EMC Re shall retain $4,000,000 of all Net Loss incurred for each Occurrence, as such terms are defined in the Excess of Loss Agreement, arising out of certain reinsurance contracts covered by the Excess of Loss Agreement that is incurred on or after January 1, 2014 and, in addition, shall retain a portion of all such Net Loss incurred for each Occurrence, as so defined, in excess of $4,000,000 according to the following schedule:

a.	20% of such Net Loss above $4,000,000 but less than or equal to $10,000,000; and

b.	10% of such Net Loss above $10,000,000 but less than or equal to $50,000,000;

5.
A ceded premium of Ten Percent (10%) of total assumed reinsurance premiums written shall be payable by EMC Re to EMCC with respect to the time periods covered by paragraphs 1 and 2 of this Section I; and

6.	A ceded premium of Nine Percent (9%) of total assumed reinsurance premiums written shall be payable by EMC Re to EMCC with respect to the time period covered by paragraph 3 of this Section I; and

7.	A ceded premium or Eight Percent (8%) of total assumed reinsurance premiums written shall be payable by EMC Re to EMCC with respect to the time period covered by paragraph 4 of this Section I.

II. DEFINITIONS

1.
"Allocated Loss Expense" shall have the same meaning as ascribed in the Contracts, or, in the absence of any definition in a Contract, shall mean: (a) expenses sustained in connection with adjustment, defense, settlement and litigation of claims and suits, satisfaction of judgments, resistance to or negotiations concerning a loss (which shall include the expenses and the pro rata share of the salaries of the insurer's field employees according to the time occupied in adjusting such loss and the expenses of the insurer's employees while diverted from their normal duties to the service of field adjustment but shall not include any salaries of officers or normal overhead expenses of the insurer); (b) legal expenses and costs incurred in connection with coverage questions regarding specific claims and legal actions, including declaratory judgment actions, connected thereto; (c) all interest on judgments other than prejudgment interest except when included in "Net Loss"; and (d) expenses sustained to obtain recoveries, salvages or other reimbursements, or to secure the reversal or reduction of a verdict or judgment.

2.
“Extra-contractual Obligations” means those liabilities not covered under any other provision of this XOL Agreement, including, but not limited to, compensatory, consequential, punitive or exemplary damages, other than that which is a “Loss Excess of Contract Limits”, together with any legal costs and expenses incurred in connection therewith, paid as damages or in settlement or in judgment by EMC Re as a result of a demand, claim or an action by its insured, its insured's assignee, or other third party, which demand, claim or action alleges negligence, gross negligence, fraud, bad faith or other tortious behavior or conduct on the part of EMC Re in the handling, adjustment, rejection or settlement of a claim under a Contract or bond covered by this XOL Agreement. An “Extra-contractual Obligation” shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the Contract. Notwithstanding anything stated herein, this XOL Agreement shall not apply to any "Extra-contractual Obligation" incurred by EMC Re as a result of any fraudulent and/or criminal act directed against EMC Re by any officers or directors of EMC Re acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

3.	"Ex-gratia Settlements" shall mean payments made for which EMC Re has no legal obligation under the terms and conditions of any Contract, but which are made solely to maintain the good will of EMC Re.

4.
“Net Written Premium” is defined as written premium on Contracts assumed by and written directly by EMC Re, less any such written premium that is ceded by EMC Re, which is booked by EMC Re during the applicable calendar year.

5.
“Loss Excess of Contract Limits” means any amount of loss, together with any legal costs and expenses incurred in connection therewith, paid as damages or in settlement or in judgment by EMC Re in excess of its Contract limits, but otherwise within the coverage terms of the Contract, as a result of a demand, claim or an action by its insured, its insured's assignee, or other third party, which demand, claim or action alleges gross negligence, negligence, fraud, bad faith or other tortious behavior or conduct on the part of EMC Re in the handling of a claim under a Contract or bond covered by this XOL Agreement, in rejecting a settlement within the Contract limits, in discharging or failing to discharge a duty to defend or prepare the defense in the trial of an action against its insured, or in discharging or failing to discharge its duty to prepare or prosecute an appeal consequent upon such an action. A “Loss Excess of Contract Limits” shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the Contract. For the avoidance of doubt, the decision by EMC Re to settle a claim for an amount in excess of the Contract limit when EMC Re has reasonable basis to believe that it may have liability to its insured or assignee on the claim will be deemed a “Loss Excess of Contract Limits”.

6.	“Net Loss” means:

a.    The sum total of:

(1)	Contractual indemnity loss under the coverage terms of the Contracts that is reported to EMC Re;

(2)	Associated "Allocated Loss Expense";

(3)	"Extra-contractual Obligations" and “Loss Excess of Contract Limits”

that is paid (or imminently payable) by EMC Re in settlement of claims or in satisfaction of judgments rendered on account of those claims, after deduction of all net subrogation, salvage and other recoveries; and

(4)	Any additional case reserves (ACRs) or additional incurred but not reported reserves (IBNR) established by EMC Re on the Contracts.

b.	Inter-company reinsurance with respect to the original ceding companies, not to include this XOL Agreement, shall be disregarded in calculating “Net Loss”.

c.
All subrogation, salvage, recoveries or payments recovered or received subsequent to a “Net Loss” settlement under this XOL Agreement shall be applied as if recovered or received prior to payment or settlement, and all necessary adjustments shall be made by the parties to this XOL Agreement.

d.	Nothing in this definition, however, shall be construed to mean that “Net Loss” is not recoverable from EMCC until the “Net Loss” of EMC Re has been absolutely ascertained.

7.	"Occurrence" is defined as follows:

a.
Except as otherwise provided herein, an “Occurrence” means an accident, disaster, casualty or happening, or series of accidents, disasters, casualties or happenings arising out of or following on one event, regardless of the number of interests insured or the number of Contracts responding or whether the claims arising out of the “Occurrence” are made under Contracts issued on an “occurrence” and/or “claims made” or other basis. Except where specifically provided otherwise in this XOL Agreement, each “Occurrence” shall be deemed to take place in its entirety as of the earliest date of loss as determined by any Contract responding to the “Occurrence”. Any claims made under an Extended Reporting Period Endorsement or any other extended reporting and/or discovery period under any Contract shall, for the purposes of this XOL Agreement, be considered to be made on the last day of the Contract period immediately preceding the extended reporting and/or discovery period.

b.
Continuous Or Repeated Injurious Exposure. As respects liability (bodily injury and property damage) other than Automobile and Products-Completed Operations Hazard coverage liability under any Contract, and at the option of EMC Re, the term “Occurrence” shall also mean the sum of all damages for bodily injury and property damage sustained by each insured during a period of twelve (12) consecutive months arising out of a continuous or repeated injurious exposure to substantially the same general conditions. For purposes of this definition, the date of loss shall be deemed to be the inception or renewal date of the Contract to which payment is charged.

c.
Aggregate Basis. With respect to Contracts written on an aggregate basis (not subject to an aggregate limit) and at the option of EMC Re, the term “Occurrence” shall also mean all loss or losses, whether or not related to or arising from the same event or occurrence, that are subject to and covered under an aggregate basis Contract (or, if such losses arise under two or more Contracts written on an aggregate basis), during the twelve (12) month policy period of that Contract (or if two or more such Contracts are issued to the same risk, during any twelve (12) month policy period of the Contract chosen by EMC Re). The date of the “Occurrence” shall be the inception date of such new or renewal policy period (or if such losses arise under two or more Contracts, the inception, anniversary or renewal date of the Contract chosen by EMC Re). The term “policy period” refers to each annual period of the Contract which is written on an aggregate basis. To be certain, EMC Re, at its option, shall be entitled to extract any “Net Loss” arising from an “Occurrence” as defined above from the provisions of this paragraph to apply the basic per occurrence reinsurance coverage of this XOL Agreement.

d.
Occupational Disease or Cumulative Injury. Each case of Occupational Disease or Cumulative Injury suffered by an employee of an EMCC insured and covered by a Workers’ Compensation or similar Contract shall be deemed to be a separate and distinct “Occurrence”. The date of such “Occurrence” shall be deemed to be the date of loss under the Contract as determined by EMC Re.

8.
"Subject to Cession" shall mean all voluntary assumed and ceded reinsurance contracts unless specifically coded by EMCC's Home Office Assumed Reinsurance Department as “not subject to cession” at the time the synopsis (coverage summary) is set up. "Subject to Cession" shall not include non-affiliated or involuntary contracts unless specifically coded by EMCC's Home Office Assumed Reinsurance Department as “subject to cession” at the time the synopsis (coverage summary) is set up.

III.    CONTINUOUS CONTRACT

This XOL Agreement is continuous until canceled by mutual agreement of the parties, but may be terminated by either party as of the end of any calendar year upon ninety (90) days prior written notice. Upon termination or cancellation of this XOL Agreement, EMCC shall promptly notify the Iowa Insurance Division.

IV.    TERM

1.	This XOL Agreement shall take effect at 12:01 a.m., Central Standard Time, January 1, 2011, with respect to the accounting for Contracts booked after such time and date.

2.
At the expiration of this XOL Agreement, EMCC shall remain liable for all Contracts covered by this XOL Agreement that are in force at expiration, until the termination, expiration or renewal of such Contracts, whichever occurs first, plus any discovery or extended reporting periods.

3.
However, at the expiration of this XOL Agreement, EMC Re shall have the option to require a return of the ceded unearned premium, net of ceding commission, as of the date of expiration, on business in force at that date, in which event EMCC shall be released from liability for losses occurring or claims made, as applicable, after expiration.

4.
In the event this XOL Agreement expires on a run-off basis, EMCC’s liability hereunder shall continue if EMC Re is required by statute or regulation to continue coverage, until the earliest date on which EMC Re may cancel the Contract.

V.	TERRITORY
The territorial limits of this contract shall be identical with those of the original reinsurance contracts.
VI.    EXCLUSIONS
This XOL Agreement shall not apply to and specifically excludes:

1.
Liability of EMC Re arising by contract, operation of law, or otherwise from its participation or membership, whether voluntary or involuntary, in any Insolvency Fund. “Insolvency Fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, that provides for any assessment of or payment or assumption by EMCC of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, that has been declared by any competent authority to be insolvent, or that is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

2.	Foreign exchange risk on Contracts incepting prior to January 1, 2006.
VII.    LOSS SETTLEMENTS
All loss settlements made by EMC Re within the terms of this XOL Agreement or by way of compromise, including any “Ex-gratia Settlements”, shall be binding upon EMCC, and EMCC agrees to pay or allow, as the case may be, its share of each such settlement in accordance with this XOL Agreement.
VIII.    SALVAGE AND SUBROGATION

1.
Salvages and all recoveries, including recoveries under all reinsurances that inure to the benefit of this XOL Agreement (whether recovered or not), shall be first deducted from such loss to arrive at the amount of liability attaching hereunder.

2.
All salvages, recoveries or payments recovered or received subsequent to loss settlement hereunder shall be applied as if recovered or received prior to the aforesaid settlement, and all necessary adjustments shall be made by the parties hereto.

IX.    NO THIRD PARTY RIGHTS
This XOL Agreement is solely between EMC Re and EMCC, and in no instance shall any insured, claimant or other third party have any rights under this XOL Agreement except as may be expressly provided otherwise herein.
X.    INSOLVENCY

1.
In the event of insolvency and the appointment of a conservator, liquidator or statutory successor of EMC Re, the portion of any risk or obligation assumed by EMCC shall be payable to the conservator, liquidator or statutory successor on the basis of claims allowed against the insolvent EMC Re by any court of competent jurisdiction or by any conservator, liquidator or statutory successor of EMC Re having authority to allow such claims, without diminution because of that insolvency, or because the conservator, liquidator or statutory successor has failed to pay all or a portion of any claims.

2.
Payments by EMCC as above set forth shall be made directly to EMC Re or to its conservator, liquidator or statutory successor, except where the contract of insurance or reinsurance specifically provides another payee of such reinsurance or except as provided by applicable law and regulation (such as subsection (a) of section 4118 of the New York Insurance laws) in the event of the insolvency of EMC Re.

3.
In the event of the insolvency of EMC Re, the liquidator, receiver, conservator or statutory successor of EMC Re shall give written notice to EMCC of the pendency of a claim against the insolvent EMC Re on the Contract or Contracts reinsured within a reasonable time after such claim is filed in the insolvency proceeding and, during the pendency of such claim, any reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to EMC Re or its liquidator, receiver, conservator or statutory successor.

4.
Where two or more reinsurers are involved in the same claim and a majority in interest elects to interpose a defense to such claim, the expense shall be apportioned in accordance with the terms of this XOL Agreement as though such expense had been incurred by EMC Re.

5.
The original insured or policyholder shall not have any rights against EMCC which are not specifically set forth in this XOL Agreement, or in a specific agreement between EMCC and the original insured or policyholder.

XI.    DISPUTES
Any disputes arising out of the interpretation of this XOL Agreement shall be submitted to the respective Inter-Company Committees pursuant to the terms of the charter of the Inter-Company Committees then in effect for final and binding resolution.
XII.    JURISDICTION

If EMCC, as the assuming insurer, fails to perform its obligations under the terms of the XOL Agreement, then EMCC, at EMC Re's request, shall agree (a) to submit itself to the jurisdiction of any court of competent jurisdiction in any state of the United States, (b) to comply with all requirements necessary to give the court jurisdiction, and (c) to abide by the final decision of the court or any appellate court if there is an appeal. For the purpose of achieving authorized reinsurer status in North Carolina pursuant to North Carolina General Statute 58-7-21(b)(3), or any successor provision, EMCC further designates the Insurance Commissioner (or equivalent elected or appointed official) of the State of North Carolina, or his or her designated attorney, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding begun by or on behalf of EMC Re, as the ceding company under this XOL Agreement.
XIII.    OFFSET

EMC Re and EMCC shall have the right to offset any balance or amounts due from one party to the other under the terms of this XOL Agreement; the 100% Quota Share Reinsurance Retrocessional Agreement between the parties effective January 1, 2011; the Agreement; and the Restated Agreement. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise. In the event of the insolvency of any party, offset shall be as permitted by applicable law.
XIV.    ERRORS AND OMISSIONS

Inadvertent delays, errors or omissions made by EMC Re in connection with this XOL Agreement (including the reporting of claims) shall not relieve EMCC from any liability which would have attached had such error or omission not occurred, provided always that such error or omission shall be rectified as soon as possible. This Article XIV shall not apply to a commutation made in connection with this XOL Agreement.

In WITNESS WHEREOF, the parties hereto, by their respective duly authorized officers, have executed this XOL Agreement on the dates recorded below.
EMC Reinsurance Company Employers Mutual Casualty Company

By: /s/Ronnie D. Hallenbeck By: /s/ Bruce G. Kelley
Ronnie D. Hallenbeck                    Bruce G. Kelley
President                        President & CEO

Date: January 13, 2014 Date: January 21, 2014

The original Excess of Loss Reinsurance Agreement*, effective January 1, 2011, was approved by the Inter-Company Committees on September 30, 2010; the First Amendment, effective January 1, 2011, was approved by the Inter-Company Committees on January 27, 2011; the Second Amendment, effective January 1, 2012, was approved by the Inter-Company Committees on November 2, 2011; the Third Amendment, effective January 1, 2013, was approved by the Inter-Company Committees on November 1, 2012; and the Fourth Amendment, with a proposed effective date of January 1, 2014, was approved by the Inter-Company Committees on November 12, 2013. The Excess of Loss Agreement set forth above incorporates those four amendments into the body of the document.

* The Excess of Loss Reinsurance Agreement replaced and superseded certain portions of the Quota Share Reinsurance Retrocessional Agreement between the parties, as amended from time to time, under which the parties had operated since January 1, 1981, and certain portions of the Restated Quota Share Reinsurance Retrocessional Agreement between the parties, as amended from time to time, under which the parties had operated since January 1, 2006.